10F-3 REPORT

           SMITH BARNEY INVESTMENT FUNDS INC.
           SMITH BARNEY SMALL CAP GROWTH FUND

      October 1, 2004 through March 31, 2005

                    Trade                      Total          %Received	% of
Issuer              Date      Selling Dealer   Amount  Price  by Fund	Issue(1)

Build a Bear	    10/27/04  FBOS            120,000  $20.00 0.088%   0.368%(A)
Workshop

Portal Player       11/18/04  FBOS	       60,350  $17.00 0.057%   0.64%(B)


Foundation Coal	    12/8/04   Morgan Stanley   38,800  $22.00 0.164%   0.458%(C)
Holdings, Inc.

MEMC Electronic     2/16/05   Lehman Brothers 155,000  $11.50 0.272%   0.307%(D)
Materials, Inc.


(1) Represents purchases by affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

A)  Includes purchases of $120,000 by other Smith Barney Mutual Funds.

B)  Includes purchases of $181,050 by other Smith Barney Mutual Funds.


(C) Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $69,200. Amount Issue = 23,600,000.00

(D) Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $20,000. Amount Issue = 57,000,000.00